Exhibit 5.1

6 May 2026

Guardian Metal Resources PLC

c/o Orana Corporate Llp

25 Eccleston Place,

London SW1W 9NF

United Kingdom

Re:	Guardian Metal Resources PLC
Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as English legal adviser to Guardian Metal Resources PLC, a public limited company organised under the laws of England and Wales (the “Company”) , in connection with the preparation of the Company’s registration statement on Form F-1, under the Securities Act of 1933, as amended (the “Securities Act”), initially confidentially submitted by the Company to the Securities and Exchange Commission (the “Commission”) on 24 April 2026 and filed publicly with the Commission on the day hereof (collectively, the “Registration Statement”). The Registration Statement relates to the resale by UCAM Limited and Juggernaut Fund, L.P., and any donees, pledges, transferees distributees, assignees or successors in interest to either UCAM Limited or Juggernaut Fund, L.P., (the “Selling Shareholders”), from time to time, of up to 72,111,177 of the Company’s ordinary shares, having a nominal value of £0.01 per share (“Ordinary Shares”) including in the form of American Depositary Shares (“ADSs”) (“Resale Shares”). Each ADS represents five (5) Ordinary Shares. The Company is registering the Resale Shares on behalf of the Selling Shareholders, to be offered and sold from time to time, to satisfy certain registration rights granted to the Selling Shareholders pursuant to the registration rights agreement dated 24 March 2026 (the “Registration Rights Agreement”).

In rendering the opinion set forth herein, we have examined (i) a copy of the Company’s Certificate of Incorporation of a Private Limited Company dated 22 April 2021; (ii) a copy of the Company’s Certificate of Incorporation on Re-Registration of a Private Company as a Public Company dated 8 March 2022; (iii) a copy of the Company’s Certificate of Incorporation on Change of Name, dated 4 July 2024; (iv) a copy of the Articles of Association of the Company filed at Companies House on 8 March 2022; (v) a copy of the executed Registration Rights Agreement; (vi) the Registration Statement and all exhibits thereto; (vi) a copy of executed minutes of the Board of Directors of the Company related to the filing of the Registration Statement (the “Registration Minutes”); (vii) a copy of an executed subscription letter dated 26 April 2023 between the Company and Power Metal Resources PLC; (viii) a copy of an executed warrant instrument of the Company dated 3 May 2023 (the “Warrant Instrument”); (ix) a copy of executed minutes of the Board of Directors of the Company relating to the approval and issuance of certain of the Resale Shares and approval of the Warrant Instrument dated 3 May 2023 (the “May 2023 Allotment Minutes”); (x) an executed copy of a warrant transfer consent of the Company dated 10 February 2025; (xi) an executed copy of minutes of the Board of Directors related to the transfer and re-registration of warrants from Power Metal Resources PLC to a Selling Shareholder dated 20 February 2025; (xii) a copy of executed minutes of the Board of Directors of the Company relating to the approval and issuance of certain of the Resale Shares pursuant to the exercise of warrants by a Selling Shareholder dated 11 April 2025 (the “April 2025 Allotment Minutes”); (xiii) a copy of an executed subscription letter dated 22 July 2025 between the Company and a Selling Shareholder; (xiv) a copy of executed minutes of the Board of Directors of the Company relating to the approval and issuance of certain of the Resale Shares dated 11 August 2025 (the “August 2025 Allotment Minutes” and together with the May 2023 Allotment Minutes and the April 2025 Allotment Minutes, the “Allotment Minutes”); (xv) a copy of the share register of the Company dated 1 May 2026 and copies of transfer reports provided by the Company’s registrar dated 20 April 2026 and 24 April 2026 respectively; (xvi) a certificate executed by an officer of the Company, dated as of the date hereof; (xvii) the results of an online search in respect of the Company on the Companies House company information service, including a dissolved company search, made at 9:05 a.m. (London time) on 6 May 2026; and (xviii) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein.

We have relied upon such certificates of officers of the Company and of public officials and statements and information furnished by officers of the Company with respect to the accuracy of material factual matters contained therein which were not independently established by us. In such examination we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us.

We have not considered, and express no opinion herein as to, the laws of any jurisdiction other than the laws of England and Wales, as currently in effect.

In rendering the opinion set forth herein, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will remain effective; (ii) no stop order of the Commission preventing or suspending the use of the prospectus contained in the Registration Statement will have been issued; and (iii)  the Allotment Minutes will not have been modified or rescinded.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Resale Shares, including those underlying any ADSs which may be registered in the name of Guaranty Nominees Ltd, the nominee of JPMorgan Chase Bank, N.A., in the register of members of the Company and delivered as described in the Registration Statement have been duly approved and are validly issued, fully paid, or credited as fully paid and will not be subject to any call for payment of further capital and will be non-assessable.

For the purpose of this opinion, the term “non-assessable” in relation to the Resale Shares, which has no recognised meaning in English law, means that, under the Companies Act 2006, the Articles of Association of the Company and any resolution taken under the Articles of Association of the Company approving the issue of the Resale Shares, no holder of such Resale Shares is liable, by reason solely of being a holder of such Resale Shares, for additional payments or calls for further funds by the Company or any other person.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We further consent to the reference to our firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving this consent, we are not admitting that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission.

Very truly yours,

/s/ Haynes and Boone CDG LLP